TELESTONE TECHNOLOGIES CORPORATION LTD. ANNOUNCES
FIRST QUARTER 2008 RESULTS

Quarterly Revenue Growth of 35% Year-Over-Year; Net Income Increased 28% Year-over-Year

Beijing, China - May 14th, 2008. Telestone Technologies Corporation Ltd. (“Telestone” or the “Company”) (NASDAQ: TSTC), a leading developer and provider of wireless communication coverage solutions based in the People’s Republic of China, today announced its unaudited financial results for the first quarter of 2008.

First Quarter Highlights:

•
Revenue for the quarter of US $6.5 million, an increase of 35% from the first quarter of 2007. The sequential decline in revenue was an expected factor of the extreme seasonality of the business environment, given the traditional spending trends of mobile operators.

•	Gross margins of 48.6%, compared to 49.9% in Q1 2007.
•	Gross profit increased 32% year-over-year to US $3.2 million.
•	Net income of US $0.8 million, an increase of 87% from the first quarter of 2007. Excluding gains experienced from a more favorable exchange rate, net income increased by 27.9%.

“We have again reported significant growth compared to our results a year ago, while strengthening our relationships with China Mobile and China Unicom,” commented Mr. Han Daqing, Chairman and Chief Executive Officer of Telestone. “Although we experienced the expected sequential decline due to the seasonality of the first quarter, I believe our diverse and growing set of relationships, products, solutions and markets will continue to enhance our business prospects for the future.”

First Quarter Financial Results

Revenue
Telestone reported quarterly revenue of US $6.5 million, up 35% compared to US$4.8 million in Q1 2007, largely due to an increase in demand for products and services from China Mobile and China Unicom. During the quarter, revenue from the two carriers increased substantially compared to the same quarter last year, mainly due to increased revenues from subsidiaries including Beijing Mobile, Shanghai Mobile and Tianjin Unicom.

Revenue from other customers within China totaled US$441,000, a significant increase compared to almost no revenue generated during the same period of 2007. This increase is primarily due to the development of our system integration offering which includes limited, initial sales to Ericsson and China Rail.

Revenues generated from overseas were $169,000, a decrease of 18.0% compared to the first quarter of 2007. Overseas revenue in the first quarter last year was mainly from Telestone’s business in Vietnam, however as Vietnam’s mobile carriers postponed their 2008 capital expenditures until later in the year, the Company’s first quarter overseas revenue was negatively impacted. The company expects this revenue to return later in the year.

Gross profit and gross margin
Gross profit increased by 31.8% to US $3.2 million from US $2.4 million in Q1 2007. This resulted in gross margin for the first quarter of 48.6%, compared to 49.9% in first quarter of 2007. The slight decrease in gross margin during the reporting period was mainly due to strong competition, which resulted in a decrease in the average sales price and a marginal increase in the cost of service.

Net income
Net income for the first quarter rose significantly compared to last year to US $0.8 million, from US $0.45 million in the first quarter of 2007. The increase in net income was mainly due an overall increase in revenues, and an exchange rate gain as a result of the appreciation in the RMB against the US dollar. Excluding the exchange rate gain, net income increased by 27.9% compared to the same period of 2007. Diluted earnings per share were $0.08.

Business Outlook

As Telestone mentioned last quarter, during May a dialogue regarding the significant re-organization of the Chinese telecom industry is scheduled to occur. Following the reorganization, China’s mobile operators are expected to be licensed to operate both 2G and 3G networks, and this should mark the start of large scale capital investment in 3G infrastructure. Given Telestone’s advanced technology across the 2G and 3G technology space, the Company believes that it is in a strong position to benefit from this investment.

Conference Call
The Company’s management team will conduct a conference call on Thursday, May 15, 2007 at 5:00 am (Pacific)/8:00 am (Eastern)/8:00 pm (Beijing/Hong Kong).

U.S. callers please dial: +1 888 935 4577
European callers please dial: +44 (0)20 7806 1957
Asian callers please dial: +852 3002 1356
Passcode: 9418621

A live audio webcast of the conference call will also be available through our new corporate website, please visit:
http://www.telestone.com/english

The audio replay of the conference call will be available for one year following the announcement at the above link.

A replay will be available after the end of the call until May 20th.
U.S. callers please dial: +1 718 354 1112
European callers please dial: +44 (0)20 7806 1970
Asian callers please dial: +852 3002 1607
Passcode: 9418621

About Telestone Technologies Corporatione

Telestone provides wireless communications coverage solutions primarily in the PRC. These solutions include products such as repeaters, antennas and radio accessories. Telestone also provides services that include project design, project management, installation, maintenance and other after-sales services. Telestone currently has approximately 800 employees. For more information please visit www.telestone.com.

For further information please contact:

Telestone Technologies Corporation Ltd.
Fang Cui
cuifang@telestone.com
Tel: +8610 8367 0088 ext. 1202

Nick Li
Secretary of the Board
nickl@telestone.com
Tel: +8610 8367 0088 ext. 1002

FD Beijing
Peter Schmidt
Peter.Schmidt@fd.com
Tel: + 86 10 8591 1953

Preston Zhu
Preston.zhu@fd.com
Tel: + 86 10 8591 1956

Safe Harbor Statement
Statements about the Company's future expectations, including future revenue and earnings and all other statements in this press release, other than historical facts, are "forward-looking" statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve risks and uncertainties and are subject to change at any time. The Company's actual results could differ materially from expected results. In reflecting subsequent events or circumstances, the Company undertakes no obligation to update forward-looking statements.

Appendix: Financial Statements of Telestone Technology Corporation Ltd.

Condensed Consolidated Statements of Operations and Other Comprehensive Income
For the 3 months ended March 31, 2008 and 2007

(Dollars in thousands except share data and per share amounts)
	(Unaudited)
	Three months ended March 31,
	2008	2007
	US$’000	US$’000
Operating revenues
Net sales of equipment	3,930	2,951
Service income	2,559	1,844

	6,489	4,795
Operating expenses
Equipment and services	3,335	2,401
Sales and marketing	1,515	920
General and administrative	674	620
Research and development	130	172
Depreciation and amortization	77	59

Total operating expenses	5,731	4,172

Operating income	758	623

Interest expense	(36)	(24)
Other income, net	318	-

Income before income taxes	1,040	599

Income taxes	(203)	(151)

Net income	837	448

Other comprehensive income
Foreign currency translation adjustment	1,460	-

Comprehensive income	2,297	448

Earnings per share:

Weighted average number of common stock outstanding
Basic	10,404,550	9,225,199
Dilutive effect of warrants	81,366	5,313

Diluted	10,485,916	9,230,512

Net income per share of common stock	US$	US$

Basic and diluted (US$)	0.08	0.05

Telestone Technologies Corporation
Condensed Consolidated Balance Sheets
As of March 31, 2008 and December 31, 2007

(Dollars in thousands except share data and per share amounts)

	(Unaudited) As of March 31,	As of December 31,
	2008	2007
ASSETS	US$’000	US$’000

Current assets:
Cash and cash equivalents	4,918	5,473
Accounts receivable, net of allowance	48,794	45,013
Due from related parties	1,872	1,792
Inventories	7,503	8,023
Prepayment	1,391	1,169
Other current assets	1,431	1,332

Total current assets	65,909	62,802

Goodwill	3,119	3,119
Property, plant and equipment, net	1,171	1,170

	4,290	4,289

Total assets	70,199	67,091

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Current portion of long term loan from related parties	30	28
Short-term bank loans	2,141	2,051
Accounts payable - Trade	8,085	7,614
Customer deposits for sales of equipment	385	262
Due to related parties	2,414	2,318
Taxes payable	5,155	4,741
Accrued expenses and other accrued liabilities	6,844	7,221

Total current liabilities	25,054	24,235

Non-current liabilities:
Long term loan from related parties	22	30

	25,076	24,265

Commitments and contingencies	-	-

Stockholders’ equity:
Preferred stock, US$0.001 par value, 10,000,000 shares authorized, no shares issued	-	-
Common stock and paid-in-capital, US$0.001 par value: Authorized - 100,000,000 shares as of March 31, 2008	-	-
Issued and outstanding - 10,404,550 shares as of March 31, 2008 and December 31, 2007	11	11
Dedicated reserves	3,199	3,199
Additional paid-in capital	18,989	18,989
Other comprehensive income	4,477	3,017
Retained earnings	18,447	17,610

Total stockholders’ equity	45,123	42,826

Total liabilities and stockholders’ equity	70,199	67,091

Telestone Technologies Corporation
Condensed Consolidated Statements of Changes in Stockholders' Equity
For the 3 months ended March 31, 2008

(Dollars in thousands except share data and per share amounts)

	Common stock issued
	Number of shares	Amount	Additional paid-in capital	Dedicated reserves	Other compre- hensive income	Retained earnings	Total
		US$’000	US$’000	US$’000	US$’000	US$’000	US$’000

Balance at January 1, 2007	8,935,106	9	8,475	2,619	1,015	12,152	24,270
Issuance of stock (net of expenses)	1,469,444	2	10,514	-	-	-	10,516
Net income	-	-	-	-	-	6,038	6,038
Foreign currency translation adjustment	-	-	-	-	2,002	-	2,002
Transfer to indicated reserves	-	-	-	580	-	(580)	-

Balance at December 31, 2007	10,404,550	11	18,989	3,199	3,017	17,610	42,826
Net income	-	-	-	-	-	837	837
Foreign currency translation adjustment	-	-	-	-	1,460	-	1,460

Balance at March 31, 2008 (unaudited)	10,404,550	11	18,989	3,199	4,477	18,447	45,123

Telestone Technologies Corporation
Condensed Consolidated Statements of Cash Flows
For the 3 months ended March 31, 2008 and 2007

(Dollars in thousands except share data and per share amounts)

	(Unaudited)
	Three months ended March 31,
	2008	2007
	US$’000	US$’000
Cash flows from operating activities
Net income	837	448
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	77	59
Provision for doubtful accounts	74	339

Changes in assets and liabilities:
Accounts receivable	(1,811)	(1,165)
Due from related parties	-	(209)
Inventories	858	883
Prepayment	(166)	208
Other current assets	(39)	(181)
Accounts payable	129	(1,687)
Customer deposits for sales of equipment	109	133
Due to related parties	(7)	-
Taxes payable	198	3,311
Accrued expenses and other accrued liabilities	(683)	(3,261)

Net cash used in operating activities	(424)	(1,122)

Cash flows from investing activities
Purchase of property, plant and equipment	(28)	(74)
Proceeds from disposal of property, plant and equipment	-	30

Net cash used in investing activities	(28)	(44)

Cash flows from financing activities
Proceeds from issuance of shares (net of expenses)	-	5,493
Repayment of long-term loan	(7)	-

Net cash (used in) generated from financing	(7)	5,493

Net (decrease) increase in cash and cash equivalents	(459)	4,327

Cash and cash equivalents, beginning of the period	5,473	3,380
Effect on exchange rate changes	(96)	11

Cash and cash equivalents, end of the period	4,918	7,718

Supplemental disclosure of cash flows information
Interest received	10	2
Interest paid	(36)	(24)
Tax paid	(5)	-